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FORM OF
CONFIDENTIALITY AGREEMENT

        THIS AGREEMENT is entered into this            day of                        , 200    , by and between Ultimate Electronics, Inc., a Delaware corporation ("Ultimate"), and                        ("Employee").

RECITALS

        WHEREAS, Ultimate and its affiliates (collectively referred to herein as the "Company") are engaged in the business of operating specialty retail stores selling consumer electronics and home entertainment systems.

        WHEREAS, The Company (directly or through an affiliate) has employed the Employee to perform services for it and the Employee has accepted said employment.

        WHEREAS, The Company owns certain trade secrets and has conceived, created, developed and acquired confidential information in connection with its business, which trade secrets and confidential information are valuable assets of the Company. As a consequence of his or her employment, confidential information and trade secrets of the Company have been or will be disclosed to the Employee or are or will be known by the Employee.

        WHEREAS, Employee acknowledges the Company's right and need to prevent the disclosure of its trade secrets and confidential information.

        WHEREAS, Employee acknowledges that in connection with the duties assigned to him or her, Employee will influence and contribute to the success of the Company's Business.

        NOW THEREFORE BE IT RESOLVED THAT, In consideration of the premises and covenants herein contained and for good and valuable consideration, including but not limited to initial or continued employment and a lump-sum payment of fifty dollars ($50), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

        1.    Confidential Information.    For purposes of this Agreement, "Confidential Information" means (i) any and all knowledge, data, or information disclosed to the Employee or known by the Employee as a consequence of his or her employment by the Company (including any and all knowledge, data, or information conceived, created, discovered, developed or reduced to practice by him or her), not generally known in the industry in which the Company is or may be engaged, that relates to the Company, its business, its development of intellectual property, and its operations, and (ii) any and all confidential or proprietary information from third parties received subject to a duty on the Company's part to maintain and, in some cases, to use it only for certain limited purposes.

        By way of illustration but not limitation, "Confidential Information" includes business concepts, operating techniques, marketing methods, financial information, demographic and trade area information, prospective site locations, customer profiles or preferences, trade secrets, trade dress, processes, software programs, know-how, improvements, discoveries, developments, designs, techniques, procedures, methods, machinery, devices, drawings, specifications, research, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer and supplier lists. Confidential Information shall not include: (x) information known to the Employee prior to his or her employment by the Company and not obtained or derived directly from the Company; (y) information that is or becomes available to the general public other than through acts or omissions attributable to the Employee; or (z) information obtained from a third party who is lawfully in possession of the same and who is not subject to a confidentiality or nonuse obligation owed to the Company or others with respect to that information.

        For purposes of this Agreement, specific information disclosed shall not be deemed to be within the foregoing exceptions merely because it is embraced by general information in the public domain.

        2.    Nondisclosure of Confidential Information.

          (a)  The Employee acknowledges and agrees that all Confidential Information as now exists, or which shall subsequently be developed is, and shall remain, the exclusive property of the Company, and that the Employee shall not acquire any rights whatsoever in such Confidential Information.

          (b)  The Employee agrees that, except as required by the performance of his or her duties for the Company, he or she will not, during his or her employment with the Company or at any time following the termination of such employment, directly or indirectly, use, disseminate, disclose, or make accessible all or any portion of such Confidential Information to any person, firm, corporation, association or other entity without written authorization from an officer of the Company.

          (c)  The Employee shall secure any documents, items of work in process, work products, and any other items in his or her possession or under his or her control that embody Confidential Information in locked files or areas providing restricted access to prevent its unauthorized disclosure.

          (d)  The Employee shall not copy, in whole or in part, any of such Confidential Information, including software materials or other electronic storage media containing or embodying Confidential Information, except as required by the performance of his or her duties for the Company.

          (e)  The Employee shall immediately notify the Company of any loss or misplacement of Confidential Information or of any unauthorized disclosure or use of Confidential Information.

        3.    Property of the Company.    All books, documents, lists and records pertaining to the Company's business and pertaining to the Intellectual Property (collectively, the "Records"), whether the Records are written, typed, printed, contained on microfilm, contained on computer disc, contained in tape or are set forth in some other medium of expression, are the sole and exclusive property of the Company. Upon the termination of Employee's employment with the Company, Employee promptly shall return to the Company all Records and copies thereof that are in Employee's possession or that Employee has removed from the Company's premises.

        4.    No Conflict with Prior Employment.    The Employee represents and warrants that this Agreement does not conflict, and the Employee's performance hereunder will not conflict, with any obligations he or she presently has with any person, entity, business organization, or former employer. The Employee will notify the Company in writing before performing or causing to be performed any work for or on behalf of the Company which appears to be in conflict (a) with rights claimed by the Employee in any ideas conceived by him or her prior to his or her employment with the Company, (b) with the rights of others arising out of obligations of the Employee incurred prior to entering into this Agreement or (c) with the Employee's obligations to the Company under this Agreement. If the Employee fails to give notice of such conflict, the Company may conclude that no such conflict exists and the Employee agrees to make no claim against the Company with respect to the use of any such idea by the Company.

        5.    Covenant Not to Compete.

          (a)  As used in Sections 5 and 6, "Company" shall refer to Ultimate Electronics, Inc. and any affiliate, subsidiary or successor thereof. Employee agrees that during the Employment Term and for a period of one year after the termination of his employment with the Company, he will not, without the prior written consent of the Chief Executive Officer or the President of Ultimate Electronics, Inc., either individually, or in partnership or jointly or in conjunction with any person, firm, corporation or any other entity as principal, agent, employee or shareholder or in any other manner whatsoever (i) become associated with, accept employment with, serve as a consultant to, or accept compensation from, any person, firm or corporation (including any new business started by Employee alone or with others) whose products and/or services comprising fifteen percent (15%) or more of its sales compete with those products and/or services offered by the Company, (ii) contact or solicit any employee, independent contractor, customer or vendor of the Company or attempt to induce that person or entity to terminate existing business relationships, or (iii) willfully make any public statement or willfully perform or do any other act prejudicial or injurious to the reputation or goodwill, or otherwise interfere with the business of, the Company or their affiliates.

          (b)  Employee and the Company acknowledge that by virtue of their experience, access to information or other opportunity made available to Employee through the course of Employee's relationship with the Company and its business, Employee and the Company have acquired extensive skill and information specifically suited to immediate application by a business in competition with the Company. Accordingly, Employee and the Company consider the foregoing restrictions of future employment or business activities in all respects reasonable. Optionee further acknowledges that the market area for each of the Company's retail stores encompasses approximately a one hundred and twenty (120) mile radius and that the location of a competing store or business within that radius is likely to result in dilution of the Company's customer base. In addition, the Optionee acknowledges that he or she may have knowledge of additional markets identified by the Board of Directors for future retail store locations. For these reasons and others, Optionee agrees that a one (1) year time restriction under the terms set forth in this agreement is reasonable. The Optionee further agrees that a one hundred and twenty (120) mile radius from any of the Company's retail stores, and such other locations identified by the Board of Directors and known to the Optionee, under the terms set forth in this agreement is a reasonable geographic restriction.

          (c)    Remedies.

            (i)    If Employee breaches the terms of the non-competition clause set forth in this Section 5, then the Company shall have the right to repurchase any or all Shares purchased by the Employee upon the exercise of Options within the twelve-month period immediately preceding the breach at the Option Price, or, if the Employee no longer holds such shares, the Company shall have the right to receive from the Optionee payment of that amount per share equal to the sale price minus the Option Price. Nothing contained in this Section 5(c)(i) shall be construed as prohibiting the Company from pursuing any other remedies available to it, including the recovery of damages from the Employee, in the event of a breach.

            (ii)  The Employee acknowledges that a breach by him or her of the provisions of this Agreement will cause the Company irreparable injury for which the Company cannot be reasonably or adequately compensated in money damages. The Company shall, therefore, be entitled, in addition to all other remedies available to it, to injunctive and/or other equitable relief to prevent a breach of this Agreement, or any part of it, and to secure its enforcement. Nothing contained in this Section 5(c)(ii) shall be construed as prohibiting the Company from pursuing any other remedies available to it, including the recovery of damages from the Employee, in the event of a breach.

        6.    Employment.    Nothing in this Agreement shall confer any right with respect to the continuation of the Employee's employment with the Company, nor shall this Agreement alter in any way either the Employee's or the Company's right to terminate the employment relationship at any time, with or without cause.

        7.    Survival.    The provisions of this Agreement shall survive (a) the termination of the Employee's employment with the Company and (b) the assignment of this Agreement by the Company to any successor in interest or other assignee.

        8.    Amendments and Waivers.    This Agreement embodies the entire Agreement of the parties respecting the matters within its scope and supersedes all previous agreements, if any, oral or written. The provisions of this Agreement may be amended, terminated, superseded, or waived only by an agreement in writing signed by the Company and the Employee. A waiver of a breach of any provision of this Agreement by a party shall not operate or be construed as a waiver by that party of any subsequent breach.

        9.    Severability of Provisions.    If any of the terms or provisions of this Agreement are determined to be invalid, such invalid term or provision shall not affect or impair the remainder of the Agreement, but such remainder shall continue in full force and effect to the same extent as though the invalid term or provision were not contained in the Agreement. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject matter, such provision(s) shall be construed by limiting and reducing such provision(s) in order to render such provision(s) enforceable to the extent compatible with the applicable law as it shall then appear.

        10.    Attorneys' Fees.    In the event either party finds it necessary to employ legal counsel or to bring an action at law or other proceeding against the other party to enforce any of the terms, covenants, or conditions of this Agreement, the party prevailing in any such action or other proceeding shall be paid all reasonable attorneys' fees by the other party, and in the event any judgment is secured by such prevailing party, all such attorneys' fees, as determined by the court and not by jury, shall be included in any such judgment.

        11.    Successors and Assigns.    The Employee's obligations under this Agreement with regard to confidentiality, as set forth in Section 2, shall be binding upon the Employee's heirs, executors, administrators, and legal representatives, and the rights of the Company under this Agreement shall inure to the benefit of its successors and assigns.

        12.    Descriptive Headings.    Descriptive headings of the several Sections of this Agreement are inserted for convenience of reference only and do not constitute part of the Agreement.

        13.    Effective Date.    The provisions of this Agreement shall be applicable commencing with the earlier of (a) date of the Employee's employment with the Company or (b) the date of the Employee's execution of this Agreement.

        14.    Governing Law.    This Agreement shall be construed under and governed by the laws of the State of Colorado. Jurisdiction and venue shall be in the federal or state courts of Colorado.

        IN WITNESS WHEREOF, the parties have executed this Confidentiality Agreement as of the date first set forth above.

EMPLOYEE:	COMPANY:
ULTIMATE ELECTRONICS, INC., a Delaware corporation
By:

Address:	Name:
Telephone:	Title:

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FORM OF CONFIDENTIALITY AGREEMENT